Exhibit 99.1

815 Chestnut Street • North Andover, MA • 01845-6098 • Tel. (978) 688-1811

FOR IMMEDIATE RELEASE	Contact:	Dean P. Freeman
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

Watts Water Technologies Announces President of North America

has taken a Medical Leave of Absence

North Andover, MA…April 12, 2013.  Watts Water Technologies, Inc. (NYSE: WTS) announced today that its President of North America, Srinivas K. Bagepalli, has taken an indefinite medical leave of absence.  The Company’s Chief Executive Officer, David J. Coghlan, is supervising management of the Company’s North America segment with day-to-day management responsibilities for the North America organization being handled by senior members of the North America management team.  Due to uncertainty regarding the duration of Mr. Bagepalli’s leave of absence, the Company has initiated a search for candidates to fill the President of North America position.

David J. Coghlan, President and Chief Executive Officer, commented, “Since Srinivas joined the Company in October 2011, his leadership and contributions to Watts Water have been substantial.  However, we have a strong North America management team and they and I will focus our efforts on maintaining the momentum Srinivas helped build.  It is my sincere hope that Srinivas will eventually be able to return to Watts Water as a member of our senior management team.  However, given the uncertainty around the expected duration of his leave of absence, I have decided that it is in the best interests of the Company to initiate a search for a new President of North America.”

Watts Water Technologies, Inc., through its subsidiaries, is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.